SUBSCRIPTION AGREEMENT

Class I Shares of

Russell Investments New Economy Infrastructure Fund

January 15, 2025

Russell Investments New Economy Infrastructure Fund

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Russell Investments New Economy Infrastructure Fund:

The undersigned hereby subscribes to 10,000 shares of Class I shares of Russell Investments New Economy Infrastructure Fund (the “New Fund”). Each share of the New Fund shall have a par value of $0.01 per share and a price equal to $10 per share.

The undersigned represents that it is acquiring these shares for investment purposes only and not with a view to reselling or otherwise redistributing the same.

In consideration for your acceptance of the foregoing subscription, the undersigned hereby delivers to you $100,000 in full and complete payment.

Dated: January 15, 2025	RUSSELL INVESTMENT MANAGEMENT, LLC

	By:	/s/ Katherine El-Hillow
Katherine El-Hillow
President

Acknowledged and Accepted:

RUSSELL INVESTMENTS NEW ECONOMY INFRASTRUCTURE FUND

By:	/s/ Kari Seabrands
Kari Seabrands
Treasurer and Chief Accounting Officer

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